CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
Grupo Portatel, S.A. de C.V.:

We consent to the incorporation by reference in the registration statement
(No. 33-880841) on Form S-8 of The Associated Group, Inc. of our report dated February 21, 1997, relating to the consolidated balance sheets of Grupo Portatel, S.A. de C.V. and subsidiaries, as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996 (not presented separately herein), which report appears in this Form 10-K of the Associated Group, Inc.


                                             KPMG CARDENAS DOSAL, S.C.


                                             Felipe Lopez Villegas

Mexico, D.F.
March 26, 1997